Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2018 (except for Note 17b, as to which the date is July 9, 2018) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-225822) and related Prospectus of Constellation Pharmaceuticals, Inc. dated July 9, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 9, 2018